  Brookdale Reports December 2020 Occupancy  Nashville, Tenn., January 11, 2021 – Brookdale Senior Living Inc. (NYSE: BKD) reported today its  consolidated occupancy for December 2020.     Observations:   As expected, the sequential rate of occupancy decline moderated in the fourth quarter.   While a significant number of states are seeing a resurgence in COVID‐19 cases, 89% of  Brookdale’s communities were open for move‐ins on December 31, 2020, reflecting the  company’s strong infection control protocols and use of testing.   As of today, around 90% of our communities have either successfully completed or are  currently scheduled for initial COVID‐19 vaccine clinics, with more clinics being scheduled  daily.   For the fourth quarter 2020, we expect* to recognize approximately $78 million from  government grant programs and approximately $30 million of COVID‐related expenses.   We expect to continue to publish monthly occupancy until we return to providing financial  guidance, at which point we would expect to return to our historical reporting practices.  * This preliminary financial information is based on management's estimates derived from the information  available at this time and is subject to revision upon finalization of the Company's financial reporting procedures.  Such information may constitute forward‐looking statements within the meaning of the Private Securities  Litigation Reform Act of 1995.

About Brookdale Senior Living   Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the  United States. The Company  is committed to providing senior  living solutions primarily within  properties that are designed, purpose‐built and operated to provide the highest‐quality service,  care and  living accommodations  for residents. Brookdale operates and manages  independent  living,  assisted  living, memory  care  and  continuing  care  retirement  communities,  with  726  communities in 43 states and the ability to serve approximately 64,000 residents as of December  31, 2020. The Company also offers a  range of home health, hospice and outpatient  therapy  services to over 17,000 patients as of that date. Brookdale's stock is traded on the New York Stock  Exchange under the ticker symbol BKD.    Kathy MacDonald, SVP Investor Relations • 615‐505‐1968 • email: Kathy.macdonald@brookdale.com